Exhibit 4.7

Computershare

Wheeler Real Estate Investment Trust, Inc.

Computershare Trust Company, N.A.
150 Royall Street
Canton Massachusetts 02021
Within USA, US territories & Canada (800) 546-5141
Outside USA, US territories & Canada (781) 575-2765
www.computershare.com

MR A SAMPLE
DESIGNATION (IF ANY)
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C 1234567890 J N T

Rights 12345678901234

RIGHTS CERTIFICATE

THIS RIGHTS OFFERING EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON [•], 2021, UNLESS THE EXERCISE PERIOD IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

Wheeler Real Estate Investment Trust, Inc. (the "Company") is distributing, at no charge, to holders of common stock, $0.01 par value per share (the "Common Stock"), on a pro-rata basis, non-transferable subscription rights (the "Rights") to purchase up to $30 million in aggregate principal amount of 7.00% senior subordinated convertible notes due 2031 (the "Notes"). The offering of the Notes through the Rights is referred to as the "Rights Offering." Only holders of Common Stock at 5:00 p.m., New York City time, on June 1, 2021 (the "Record Date") will be entitled to participate in the Rights Offering and receive Rights. Holders of Common Stock as of the Record Date will receive one Right for each eight (8) shares of Common Stock owned (the "basic subscription privilege"). Each Right will entitle a holder to purchase $25.00 principal amount of Notes, provided that no fractional Notes will be issued pursuant to the Rights Offering and exercises of Rights will be rounded down to the nearest whole increment of $25.00. If, and only if, a holder exercises the basic subscription privilege will it also have an over-subscription privilege which will allow it to subscribe for an additional principal amount of Notes issuable pursuant to Rights that were not exercised by other stockholders (the "over-subscription privilege"). The Notes sold through the over-subscription privilege will be sold at the same subscription price and, if necessary, subject to relative Common Stock ownership. The terms and conditions of the Rights Offering are set forth in the Company's Prospectus dated [•], 2021 (as it may be amended or supplemented, the "Prospectus"), which is incorporated into this Rights Certificate by reference. Capitalized terms used but not defined herein have the meanings set forth in the Prospectus. The owner of this certificate is entitled to the number of Rights shown on this Rights Certificate.

THE RIGHTS ARE NON-TRANSFERABLE

The Rights are non-transferable. The Rights will not be listed on any securities exchange or quoted on any automated quotation system.

SUBSCRIPTION PRICE

The subscription price for the basic subscription privilege and over-subscription privilege is $25.00 for $25.00 principal amount of Notes. The Company will not issue fractional Rights or cash in lieu of Notes in less than the minimum denomination of $25.00. In other words, fractional Rights cannot be exercised for fractional Notes of the Company.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST PROPERLY COMPLETE AND SIGN THIS RIGHTS CERTIFICATE ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED TO COMPUTERSHARE TRUST COMPANY, N.A., TOGETHER WITH PAYMENT IN FULL FOR AN AMOUNT EQUAL TO THE APPLICABLE SUBSCRIPTION PRICE MULTIPLIED BY THE TOTAL NUMBER OF NOTES THAT YOU ARE REQUESTING TO PURCHASE TO THE SUBSCRIPTION AGENT, COMPUTERSHARE TRUST COMPANY, N.A., BEFORE 5:00 PM, NEW YORK CITY TIME, ON [•], 2021.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #
123456789	XXXX	Rights	XXX.XXXXXX	12345678

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

12345678 CLS XRT2 COYC

03HH9I

Full payment of the subscription price for Notes you wish to purchase must be made in U.S. dollars by (1) certified check drawn upon a U.S. bank payable to the Subscription Agent, or (2) cashier's check drawn upon a U.S. bank or express money order payable to the Subscription Agent, in each case in accordance with the "Instructions For Use of Wheeler Real Estate Investment Trust, Inc. Rights Certificates" that accompanied the mailing of the Prospectus. Notwithstanding the foregoing, holders who hold shares as a depository or nominee must make all payments by wire transfer of immediately available funds to the account maintained by the Subscription Agent.

The Subscription Agent will hold funds received in payment for Notes in a segregated account pending completion of the Rights Offering. The Subscription Agent will hold this money in escrow until the Rights Offering is completed or is withdrawn and canceled. If the Rights Offering is canceled for any reason, all subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable. All funds relating to exercises of the over-subscription privilege which are not accepted by the Company (due to proration or otherwise) will be returned, without interest, as soon as practicable.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

SECTION 1: **OFFERING INSTRUCTIONS** (check the appropriate boxes)
IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT OF RIGHTS:

☐ I apply for ALL of my entitlement of Notes pursuant to the basic subscription privilege ________ (no. of common stock) x 0.125 (subscription ratio) x $25.00 (principal amount of Notes) = $ ________

EXAMPLE: If you own 1,000 shares of common stock, your basic subscription privilege permits the purchase of $3,125.00 principal amount of Notes. [1,000 shares of common stock / 8 = 125 (with fractional shares rounded down to the nearest whole number) x $25.00].

☐ In addition, I apply for additional Notes pursuant to the over-subscription privilege* ________ (no. of additional Notes) x $25.00 (principal amount of Notes) = $ ________

IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT OF NOTES PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE:

☐ I apply for ________ (no. of common stock) x 0.125 (subscription ratio) x x $25.00 (principal amount of Notes) = $ ________

Amount of check or money order enclosed: $ ________

IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE:

Please disregard this mailing.

SECTION 2: **SUBSCRIPTION AUTHORIZATION:**

I acknowledge that I have received the Prospectus for this offering of Rights and I hereby subscribe for the amount of Notes indicated above on the terms and conditions specified in the Prospectus relating to the basic subscription privilege and over-subscription privilege in the Rights Offering.

Signature of Subscriber(s)

____

(and address if different than that listed on this Rights Certificate)

____

____

Telephone number (including area code) ________________

* You can only participate in the over-subscription privilege if you have subscribed for your full entitlement of Notes pursuant to the basic subscription privilege.

Please complete all applicable information and return to: **COMPUTERSHARE TRUST COMPANY, N.A.**

By First Class Mail: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, P.O. Box 43011, Providence, RI 02940-3011

By Express Mail or Overnight Delivery: Computershare Trust Company, N.A., Corporate Actions Voluntary Offer, 150 Royall Street, Suite V, Canton, MA 02021

DELIVERY OF THIS RIGHTS CERTIFICATE TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Any questions regarding this Rights Certificate and Rights Offering may be directed to Equiniti (US) Services LLC.
toll free for shareholders at (516) 220-8356 or for brokers at (833) 503-4130.